Milliman Variable Insurance Trust 485BPOS

Exhibit 99(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 13, 2025, relating to the financial statements and financial highlights of Milliman - Capital Group Hedged U.S. Growth Fund and Milliman - Capital Group Hedged U.S. Income and Growth Fund, each a series of Milliman Variable Insurance Trust, which are included in Form N-CSR for the year ended December 31, 2024 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Investment Advisory and Other Services” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

April 25, 2025